UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  August 29, 2007

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

The following is the text of a press release issued by Deere & Company August 29, 2007.

NEWS RELEASE —August 29, 2007

For information, call:
Ken Golden
Director, Strategic Public Relations
309-765-5678

Deere Raises Dividend 14%, Proposes Stock Split

MOLINE, IL (August 29, 2007) — The Deere & Company Board of Directors today increased the quarterly dividend rate by 14 percent and proposed a 2-for-1 split of the company’s common stock. The split, which would take the form of a stock dividend of one additional share for each share outstanding, requires shareholder approval at a special meeting set for November 14, 2007, at the company’s Moline, Illinois, headquarters. The increase in the quarterly dividend rate, from 44 cents to 50 cents per pre-split share, is payable November 1, 2007, to shareholders of record on September 28.

“Today’s actions reflect Deere’s financial strength and our belief that the company’s future prospects remain quite promising,” said Robert W. Lane, chairman and chief executive officer. “Our focus on economic profit as a central theme in managing the company has triggered a substantial increase in cash flow, helping fund attractive growth investments, dividend increases and share buybacks. These actions support our goals of delivering superior value for our investors over many years.”

Since early 2004, Deere has increased the dividend rate on five occasions, by a total of 127 percent, and repurchased more than $3.5 billion of the company’s stock.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

By	/s/ Marc A. Howze
Marc A. Howze, Secretary

Dated:  August 29, 2007